TANG QIAN & ASSOCIATES
Aprio Firm Alliance
INDEPENDENTLY OWNED MEMBER

800 Parker Square STE 215C
Flower Mound, TX 75028
Tel: 214.984.0239
Fax: 469.519.1624

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-IA of Upright Investments Trust of our report dated December 10, 2025, relating to the financial statements and financial highlights, which appears in Upright Growth Fund, Upright Growth & Income Fund and Upright Assets Allocation Plus Fund's Annual Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ Tang Qian & Associates, PLLC

January 22, 2026